January 26, 2026

Mr. Guillermo Novo

8145 Blazer Drive

Wilmington, DE, 19808

Dear Guillermo,

In recognition of your many contributions to Ashland Inc. (the "Company"), the Board of Directors (the "Board") would like to encourage your continued employment as Chair and Chief Executive Officer through at least December 31, 2028.

In this regard, at its meeting on January 19, 2026, the Board approved a one-time grant to you (the "One-Time Award") with an award value of $2.0 million (the "Award Value"), allocated 100% to time-based restricted stock units that cliff-vest on December 31, 2028, subject to your continued employment with the Company through that date.

The One-Time Award will be granted on the first business day two days after the day that the Company releases its 10-Q for the first quarter of its 2026 fiscal year (the "Grant Date"). The Award Value will be converted to units using the average of the closing per-share price of the Company's common stock on the last 25 trading days through and including the Grant Date and rounding the result down to the nearest whole unit.

Except as otherwise provided herein, the One-Time Award shall be granted on the terms, and subject to the conditions, of the 2021 Omnibus Incentive Compensation Plan and the standard form of award agreement used for restricted stock units under the Company's long-term incentive program. Notwithstanding anything contained in the offer letter between you and the Company dated as of October 8, 2019 (the "Offer Letter"), or in the form of standard award agreement applicable to the One-Time Award, the One-Time Award shall not be eligible for early vesting upon your Retirement, as such term is defined in the Offer Letter or as defined in the applicable award agreement, and by signing below, you irrevocably and unconditionally waive accelerated vesting of the One-Time Award upon your Retirement prior to December 31, 2028. For the avoidance of doubt, the provisions in the standard award agreement for restricted stock units providing for pro-rated vesting upon a termination without "cause" shall apply to the One-Time Award.

The Company is excited about your continuing role as Chief Executive Officer and looks forward to a beneficial and productive relationship. Nevertheless, please note that this letter agreement is not a contract of employment for any specific or minimum term and you may resign your employment, and the Company likewise may terminate your employment, at any time for any reason. That said, in exchange for the One-Time Award, you agree to provide the Company with at least 180 days' advance notice if you intend to resign your employment without Good Reason (including due to your Retirement), and the Company likewise agrees to provide you with 180 days' advance notice if it intends to terminate your employment without Cause; provided that this advance notice obligation shall cease to apply on and after a Change in Control, at which time the notice provisions of your Change in Control Agreement shall apply. Any capitalized terms used, but not otherwise defined, in this letter agreement shall have the meanings given to such terms in the Ashland Inc. Senior Leadership Severance Plan.

(Signatures are on the following page)

Please confirm your agreement with these terms by signing below and return a copy for our files. If you have any questions, or need additional information, please give me a call.

Sincerely,

ASHLAND INC.

By: /s/ Eileen Drury___
Eileen Drury
Sr. VP and CHRO

AGREED AND ACCEPTED BY:

/s/ Guillermo Novo January 26, 2026
Guillermo Novo Date